EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO-I

Brookfield Infrastructure Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fee to Be Paid	—	—	—
Fees Previously Paid	$237,788,462.74	0.00014760	$35,097.58
Total Transaction Valuation	$237,788,462.74
Total Fees Due for Filing			$35,097.58
Total Fees Previously Paid			$35,097.58
Total Fee Offsets			—
Net Fee Due			$0.00

The fee of $35,097.58 was paid in connection with the filing of the Schedule TO-I by Brookfield Infrastructure Income Fund Inc. (File No. 005-94459) on May 29, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—